Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-152472) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958, 333-133218, 333-142323, 333-144748 and 333-158630) on Form S-3 and registration statements (Nos. 333-114098 and 333-109114) on Form S-2 of Antares Pharma, Inc. of our report dated March 23, 2010, with respect to the consolidated balance sheets of Antares Pharma, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Antares Pharma, Inc (the Company).

As disclosed in notes 2 and 12 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Accounting Standards Update 2009-13, Revenue Arrangements with Multiple Deliverables, in the third quarter of 2009 with retrospective application to January 1, 2009.

/s/ KPMG LLP

Minneapolis, Minnesota
March 23, 2010